Exhibit 99.1

Brooks Automation Mourns the Sudden Passing of Board Member Mr. A. Clinton Allen

CHELMSFORD, Mass., December 8, 2020 (PRNewswire) -- Brooks Automation, Inc. (Nasdaq:BRKS) announced today with great sadness that Mr. A. Clinton Allen, Director, passed away unexpectedly on December 6, 2020. Mr. Allen served on Brooks’ Board of Directors since 2003. He was 76.

“We are all saddened by the sudden passing of our friend and longtime board member, Clint Allen,” commented Joe Martin, Chairman of Brooks’ Board of Directors. “We are thankful for Clint’s leadership, guidance and wisdom, and we will remember him for his infectious personality and love of life. He will be greatly missed by the Board and the whole Brooks family.”

Mr. Allen was chairman and chief executive officer of A.C. Allen & Company, an investment banking consulting firm, and principal of the American College of Corporate Directors, an organization that provides educational and other services to public company directors, chief executive officers and corporate counsel. He also served on numerous other public company boards over his long career, including Blockbuster Entertainment, Swiss Army, LKQ Corp. and Steinway Musical Instrument.

About Brooks Automation
Brooks (Nasdaq: BRKS) is a leading provider of life science sample-based solutions and semiconductor manufacturing solutions worldwide. The Company’s Life Sciences business provides a full suite of reliable cold-chain sample management solutions and genomic services across areas such as drug development, clinical research and advanced cell therapies for the industry’s top pharmaceutical, biotech, academic and healthcare institutions globally.  Brooks Life Sciences’ GENEWIZ division is a leading provider of gene sequencing and gene synthesis services. With over 40 years as a partner to the semiconductor manufacturing industry, Brooks is a provider of industry-leading precision vacuum robotics, integrated automation systems and contamination control solutions to the world’s leading semiconductor chip makers and equipment manufacturers.  Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, visit www.brooks.com.

INVESTOR CONTACTS:

Sherry Dinsmore

Brooks Automation

978.262.4301

sherry.dinsmore@brooks.com

John Mills

Managing Partner

ICR, LLC

646.277.1254

john.mills@icrinc.com